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                                                                       EXHIBIT 1

                                  PUT AGREEMENT

            This PUT AGREEMENT ("Agreement") is made as of September 21, 1999 between and among WALT ANDERSON, WARREN FELDMAN, SOLOMON FELDMAN, REVISION LLC, a Delaware limited liability company ("Revision"), and TOTAL-TEL USA COMMUNICATIONS, INC., a New Jersey corporation (the "Company").

                             W I T N E S S E T H:

            WHEREAS, Walt Anderson, Warren Feldman, Solomon Feldman and Revision each is a stockholder of the Company; and

            WHEREAS, Warren Feldman, Solomon Feldman, Walt Anderson, and Revision each desires to enter into certain arrangements pursuant to which Warren Feldman, Solomon Feldman and one or more of their respective Designees (as defined below) will have the right (but not the obligation) to sell some or all of their shares of Common Stock of the Company ("Common Stock") not to exceed 1,103,817 shares of Common Stock in the aggregate to Revision, and Revision will be obligated to purchase such shares of Common Stock from Warren Feldman, Solomon Feldman, and their respective Designees (collectively, the "Put Holders"), on the terms and subject to the conditions set forth herein; and

            WHEREAS, to induce Warren Feldman to enter into the Separation Agreement (as defined below), the Company is willing to pay the related legal fees of its counsel relating to their participation in the preparation and negotiation of this Agreement.

            NOW, THEREFORE, in consideration of the above mentioned premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINED TERMS

     1.1 Defined Terms. The capitalized terms contained and used in this Agreement which are defined below shall have the respective meanings ascribed to them as follows:

               (a) "Claims" shall have the meaning set forth in Section 5.1.

               (b) "Closing" shall have the meaning set forth in Section 3.1.

               (c) "Common Stock" shall have the meaning set forth in the recitals above.

               (d) "Company" shall have the meaning set forth in the recitals above.

               (e) "Designee" shall mean a person or entity who (i) is the record or beneficial owner of Common Stock on the date hereof; (ii) if an individual, is (A) a sibling, lineal ancestor or lineal descendant of Warren Feldman or Solomon Feldman, (B) the spouse of a sibling, lineal ancestor or lineal descendant of Warren Feldman or Solomon Feldman, or (C) the sibling (or such sibling's spouse) of the spouse of Warren Feldman or Solomon Feldman; and
(iii) if a

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corporation, limited liability company, trust or partnership, is owned or controlled by Warren Feldman or Solomon Feldman on the date hereof, and in each case has been designated by Warren Feldman or Solomon Feldman to sell shares of Common Stock pursuant to the Put Option in amounts to be determined by Warren Feldman or Solomon Feldman and set forth in the Exercise Notice.

               (f) "Exercise Notice" shall have the meaning set forth in
Section 2.1.

               (g) "Exercise Period" shall mean the period beginning on December 11, 1999 and ending at 5:00 p.m. on February 10, 2000.

               (h) "Indemnified Liabilities" shall have the meaning set forth in
Section 5.1.

               (i) "Indemnified Parties" shall have the meaning set forth in
Section 5.1.

               (j) "Loss Notice" shall have the meaning set forth in Section
5.1.

               (k) "Put Holders" shall have the meaning set forth in the recitals above.

               (l) "Put Option" shall have the meaning set forth in Section 2.2.

               (m) "Revision" shall have the meaning set forth in the recitals above.

               (n) "Securities" shall have the meaning set forth in Section 2.1.


               (o) "Securities Act" shall have the meaning set forth in Section 4.2.

               (p) "Separation Agreement" shall mean that certain Separation Agreement dated as of the date hereof between Warren Feldman and the Company.

               (q) "Settlement Agreement" shall mean that certain Settlement Agreement among the Company, Revision and Walt Anderson dated December 10, 1998.


       1.2 Rules of Construction. The words "hereby", "herein", "hereunder," and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The conjunction "or" shall be understood in its inclusive sense (and/or).

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                                   ARTICLE II
                                   PUT OPTION

       2.1 Grant of Put Option. On one occasion during the Exercise Period, each of the Put Holders shall have the right (but not the obligation) to sell to Revision, and Revision shall be obligated to purchase from each such Put Holder, up to an aggregate of 1,103,817 shares of Common Stock (the "Securities") at a purchase price of $16 per share.

       2.2     Manner of Exercise. To exercise the put option set forth in
Section 2.1 (the "Put Option"), Warren Feldman, acting for himself and as agent for Solomon Feldman and, if so designated, one or more of their Designees, shall deliver written notice thereof (the "Exercise Notice") to Revision at any time during the Exercise Period. Such Exercise Notice shall (a) list each Put Holder who will sell shares of Common Stock, (b) specify the number of shares to be sold by each such Put Holder, (c) provide the account information (name of bank, address of bank, ABA number and bank account number) to which the purchase price payment for such Put Holder should be wired, (d) state the aggregate purchase price for the Securities subject to the Exercise Notice and provide a breakdown of the amounts to be received by each Put Holder, and (e) specify a suggested date and time for the Closing. The Put Option shall automatically expire (to the extent then unexercised) without any further action of the parties, and no party shall have any further rights or obligations under this Agreement except as provided in Section 6.3, upon the earlier of (i) the exercise of the Put Option or (ii) the expiration of the Exercise Period without the exercise by Put Holders of their rights under the Put Option.

                                 ARTICLE III
                                   CLOSING

       3.1 Closing of the Purchase. The closing of any purchase of Securities pursuant to exercise of the Put Option (the "Closing") shall be held at the offices of Swidler Berlin Shereff Friedman, LLP, 3000 K Street, N.W., Washington, D.C., on the thirtieth business day after delivery of the Exercise Notice, or on such later date as each of the conditions to Closing set forth in
Section 3.2 shall have been satisfied or waived by the party entitled to the benefit thereof.

       3.2 Conditions to Closing. It shall be a condition to the obligations of the parties to purchase and sell Securities following the delivery of the Exercise Notice that:

               (a) Any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase by Revision of the Securities shall have expired or been terminated;

               (b) The representations and warranties of the parties contained in this Agreement shall have been true and complete when made, and shall be true and complete on and as of the date of the Closing as though such representations and warranties were made at and as of such date, except as otherwise expressly contemplated herein; and

               (c) Each of the parties to the Separation Agreement shall have duly performed

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and complied in all material respects with all agreements, covenants and conditions required to be performed or complied with by it under such Separation Agreement.

       3.3     Deliveries at Closing. At the Closing:

               (a) Each Put Holder listed in the Exercise Notice shall deliver to Revision one or more certificates representing the Securities duly endorsed in blank or with stock power attached and signatures guaranteed;

               (b) Each Put Holder listed in the Exercise Notice shall deliver to Revision a signed statement, dated as of the date of the Closing, pursuant to which such Put Holder represents and warrants to Revision that (i) such Put Holder is the sole beneficial and record owner of all right, title, and interest in and to the shares of Common Stock to be sold to Revision by the Put Holder, (ii) such shares of Common Stock are free and clear of any security interest, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies, preemptive rights, or rights of first refusal or other arrangements, restrictions, or legal or equitable limitations of any kind, and
(iii) upon the delivery of the stock certificates at the Closing, such Put Holder will transfer good, valid, and marketable title to the shares of Common Stock to Revision, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements (other than those created by the Settlement Agreement), voting trusts, proxies, preemptive rights or rights of first refusal or other arrangements, restrictions or legal or equitable limitations of any kind; and

               (c) Revision simultaneously shall pay to each Put Holder listed in the Exercise Notice the purchase price specified in such Exercise Notice in immediately-available funds by wire transfer to the account or accounts specified in the Exercise Notice.

       3.4     Inability to Complete Purchase.

               (a) If, at the time of the Closing, Revision is unable or unwilling to pay any Put Holder the full purchase price for the Securities subject to purchase from such Put Holder in accordance herewith for any reason (other than as a consequence of the failure by such Put Holder to satisfy the conditions precedent specified in Section 3.2), then, in addition to their other remedies, (i) any Put Holder may elect to rescind the sale and retain the Securities specified in the Exercise Notice; and (ii) Walt Anderson and Revision shall each grant Warren Feldman an irrevocable proxy to vote all shares of Common Stock held or owned by Walt Anderson and/or Revision or standing in the name of Walt Anderson and/or Revision (the "Proxy Stock"), which proxy shall include, without limitation, the right to attend all meeting of stockholders of the Company and then and there vote all such shares of Proxy Stock for the transaction of any and all business that may come before such meetings and any adjournments thereof, and the right to represent and to vote all shares of Proxy Stock according to the number of votes that Walt Anderson and/or Revision would be entitled to cast if personally present.

               (b) The proxy set forth in this Section 3.4 shall terminate automatically upon the payment in full by Revision of the purchase price for the Securities subject to purchase from each Put Holder in accordance herewith.

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                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

       4.1     Certain Representations and Warranties by the Feldmans.

               (a) Each of Warren Feldman and Solomon Feldman represents and warrants, severally and not jointly, as of the date hereof and again on the date of such Closing, that (i) this Agreement has been duly executed and delivered by him and constitutes his legal, valid, and binding obligation, enforceable against him in accordance with its terms, (ii) subject to the satisfaction of the condition set forth in Section 3.2(a), the execution, delivery, and performance by him of this Agreement will not violate any order, writ, injunction, decree, statute, rule, or regulation applicable to him, (iii) that each Put Holder will be the sole beneficial and record owner of all right, title, and interest in and to number of shares of Common Stock specified in any Exercise Notice executed by such Put Holder, and (iv) upon the delivery of the stock certificates at the Closing, each Put Holder will transfer good, valid, and marketable title to such shares of Common Stock to Revision, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies, preemptive rights or rights of first refusal, or other arrangements, restrictions, or legal or equitable limitations of any kind.

               (b) Warren Feldman represents and warrants, as of the date hereof and again on the date of the Closing, that he and his Designees are the sole beneficial or record owners of all right, title, and interest in and to 855,879 shares of Common Stock, including 120,222 shares of Common Stock issuable upon exercise of vested but unexercised options to purchase shares of Common Stock.

               (c) Solomon Feldman represents and warrants, as of the date hereof and again on the date of the Closing, that he and his Designees are the sole beneficial or record owners of all right, title, and interest in and to 247,938 shares of Common Stock.

       4.2     Certain Representations and Warranties by Revision and Walt
               Anderson.

               (a) Revision represents and warrants, as of the date hereof and again on the date of the Closing, that (i) the execution, delivery, and performance by Revision of this Agreement has been duly authorized by all action required by law, its certificate of formation, and operating agreement, (ii) this Agreement has been duly executed and delivered by Revision and constitutes a legal, valid, and binding obligation of Revision, enforceable against it in accordance with its terms, (iii) the execution, delivery, and performance by Revision of this Agreement will not conflict with or result in any breach of any provision of the certificate of formation and operating agreement of Revision,
(iv) the execution, delivery, and performance by Revision of this Agreement will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Revision is a party or by which any of its assets or properties may be bound,
(v) subject to the satisfaction of the condition set forth in Section 3.2(a), the execution, delivery, and performance by Revision of this Agreement will not violate any order, writ, injunction,

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decree, statute, rule, or regulation applicable to Revision or any of its properties or assets, (vi) upon exercise of the Put Option, Revision will acquire the Securities for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"), (vii) Revision is an Accredited Investor within the meaning ascribed to such term under Regulation D of the rules and regulations promulgated under the Securities Act,
(viii) all shares of Common Stock owned by Revision are owned free and clear of any voting trusts, proxies, preemptive rights or rights of first refusal (except as provided in Section 3.4), and (ix) the net liquidation value of Revision's assets is in excess of $20,000,000.

               (b) Walt Anderson represents and warrants, as of the date hereof and again on the date of the Closing, that (i) he has full authority to execute and deliver this Agreement on his own behalf and on behalf of Revision,
(ii) this Agreement has been duly executed and delivered by him and constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms, and (iii) subject to the provisions of Section 3.2(a), the execution, delivery, and performance by him of this Agreement will not violate any order, writ, injunction, decree, statute, rule, or regulation applicable to him.

                                   ARTICLE V
                           COVENANTS AND UNDERTAKINGS

       5.1     Indemnification.

               (a) Revision shall indemnify, defend, and hold harmless Warren Feldman, Solomon Feldman, and each of their respective Designees (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities, or judgments or amounts (including reasonable attorneys' fees) that are suffered or incurred by them in connection with any claim, action, suit, proceeding, or investigation resulting from the purchase of shares of Common Stock by Revision pursuant to this Agreement and the other transactions contemplated herein and in the Separation Agreement except to the extent that the same shall result from the gross negligence or intentional misconduct of any Indemnified Party or from the breach by any Indemnified Party of any of its representations, warranties, or covenants hereunder (collectively, the "Indemnified Liabilities").

               (b) If an Indemnified Party desires to claim indemnification pursuant to this Agreement, upon learning of any such claim, action, suit, proceeding, or investigation (collectively, "Claims"), he shall as promptly as practicable notify Revision by written notice (a "Loss Notice") (but the failure so to notify Revision shall not relieve it from any liability which it may have under this Agreement except to the extent such failure prejudices Revision). Revision shall have the option (i) to conduct any proceedings or negotiations in connection with any such Claims, (ii) to take all other steps to settle or defend any such Claim (provided that Revision shall not settle any such Claim without the written consent of the Indemnified Parties, which consent shall not be unreasonably withheld), and (iii) to employ counsel chosen by the Indemnified Parties (but reasonably acceptable to Revision) to contest any such Claim in the name of the Indemnified Parties or otherwise. In the event that a settlement entails only the payment of money damages and includes the full and final release of all Claims against all Indemnified Parties, no consent of the Indemnified Parties shall be required for such settlement.

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In the event that a settlement entails only the payment of money damages by an
Indemnified Party, no consent of the Indemnified Parties shall be required for settlement; provided that at the request of an Indemnified Party within five days of notice to such Indemnified Party of a proposed cash settlement, Revision shall pay the amount of the cash settlement to the Indemnified Party which payment shall fully and finally discharge all obligations of Revision hereunder with respect to the Indemnified Liabilities. In any event, an Indemnified Party shall be entitled to participate at his own expense and by his own counsel in any proceedings relating to any Claim.

               (c) Revision shall, within twenty (20) days of receipt of the Loss Notice, notify the Indemnified Parties of its intention to assume the defense of such Claim. If (i) Revision shall decline to assume the defense of any such Claim, (ii) Revision shall fail to notify the Indemnified Parties within twenty (20) days after receipt of the Loss Notice of Revision's election to defend such Claim, or (iii) the Indemnified Parties shall have reasonably concluded that there may be defenses available to them which are different from or in addition to those available to Revision or a conflict exists between Revision, on the one hand, and the Indemnified Parties, on the other hand (in which case Revision shall not have the right to direct the defense of such action on behalf of the Indemnified Parties), the Indemnified Parties shall defend against such Claim. The indemnification under this Agreement shall only be available for a Claim or proceeding against the Indemnified Parties to the extent that indemnification from the Company under any applicable director and officer indemnification policies provided by the Company is insufficient or unavailable.

               (d) The indemnification obligations of Revision hereunder shall apply only to Indemnified Liabilities arising from Claims as to which notice has been provided to Revision by the Indemnified Parties within sixty
(60) days of receipt of such notice by the Indemnified Parties.

               5.2 Other Covenants and Undertakings.

               (a) Following the exercise of the Put Option, each party will use his or its commercially reasonable efforts to obtain satisfaction of the conditions set forth in Section 3.2.

               (b) In the period beginning on the date hereof and ending on the earlier of (i) the date all of the Securities owned by Warren Feldman, Solomon Feldman and their Designees are acquired by Revision, or (ii) the date of expiration of the Exercise Period, Revision shall not sell, pledge, mortgage, encumber, or otherwise dispose of any shares of the Company's Common Stock.

               (c) Walt Anderson shall cause Revision to perform and comply in all material respects with all agreements, covenants, and conditions required to be performed or complied with by it under this Agreement.

               (d) At all times beginning on the date hereof and ending on the earlier of (i) the date all of the shares of Common Stock owned by Warren Feldman, Solomon Feldman and their Designees are acquired by Revision, or (ii) the date of expiration of the Exercise Period, Revision shall maintain the net liquidation value of its assets at or above $20,000,000. In the

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event that the net liquidation value of Revision's assets declines below
$20,000,000, Revision shall, within twenty-four (24) hours, so notify Warren Feldman in writing.

               (e) The parties hereby terminate each and every existing agreement between or among the parties hereto relating to the voting of shares of the Company's Common Stock, including without limitation the agreement set forth in Section 3(b) of that certain Stock Purchase Agreement dated December 10, 1998 among Walt Anderson, Warren Feldman, Solomon Feldman and Revision (but excluding the voting agreements contained in Section 3.4 hereof).

                                   ARTICLE VI
                                 GENERAL MATTERS

               6.1 Notice. All communications provided for hereunder shall be sent in writing and mailed by first class mail, return receipt requested, or sent by overnight courier, or sent by facsimile transmission to the address stated below or to such changed address as the addressee may have been given by similar notice:

               (a)    If to Warren Feldman and/or Solomon Feldman:

                        102 West Hill Road
                        Woodcliff Lake, New Jersey 07675
                        Attn:  Warren Feldman
                        Facsimile No.: (201) 573-0875

                      With a copy to:

                        1500 Palisade Avenue
                        Apt. 17A
                        Fort Lee, NJ  07024
                        Attn:  Solomon Feldman

               (b)    If to Revision or Walt Anderson:

                        Walt Anderson
                        c/o Gold & Appel Tranfer, S.A.
                        1023 31st Street, 4th Floor
                        Washington, D.C.  20007
                        Facsimile No.: (202)736-5065

                      With a copy to:

                        Swidler Berlin Shereff Friedman, LLP
                        3000 K Street, N.W., Suite 300
                        Washington, D.C.   20007
                        Attn: Sean P. McGuinness

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

                          Facsimile No. (202) 424-7643

Any such notice shall be deemed received, if mailed, five days after mailing, one day after sending by overnight courier, or upon confirmation of transmission if sent by facsimile transmission.

       6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

       6.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses; provided, however, that the Company shall pay fees and expenses of Covington & Burling, its counsel, incurred in connection with the preparation of this Agreement.

       6.4 No Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person or entity, other than the parties hereto, the Designees and their successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or any provision hereof, except as expressly provided herein.

       6.5 Successors and Assigns; Severability. This Agreement shall be binding upon the respective successors, heirs, trustees and permitted assigns of the parties hereto. This Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other parties and any attempt to so assign or transfer this Agreement without such consent shall be void and of no effect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible.

       6.6 Counterparts; Amendments; Entire Agreement, Etc. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be changed, modified, amended or supplemented only by written instrument signed by the parties hereto. No provision of this Agreement may be waived orally, but only by a written instrument signed by the party against whom enforcement of such waiver is sought. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.

       6.7 Termination Upon Rejection of Separation Agreement. Notwithstanding any provision hereof to the contrary, if Warren Feldman shall revoke the Separation Agreement pursuant to Section 10(h) thereof, this Agreement shall thereupon terminate and shall be void and of no force and effect.

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            IN WITNESS WHEREOF, this Put Agreement has been executed and delivered by the parties hereto on the date first above written.

                                    REVISION LLC

                                    By:   /s/ Walt Anderson

                                          -------------------------------
                                          Name:  Walt Anderson
                                          Title:    Manager

                                          /s/ Walt Anderson

                                          -------------------------------
                                          Walt Anderson

                                          /s/ Warren Feldman

                                          ----------------------------
                                          Warren Feldman

                                          /s/ Solomon Feldman

                                          -------------------------------
                                          Solomon Feldman

                                    TOTAL-TEL USA COMMUNICATIONS, INC.

                                    By:   /s/ Dennis Spina

                                          -------------------------------
                                          Name:  Dennis Spina
                                          Title: President & Chief
                                                 Executive Officer


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